EXHIBIT 10.2
UNITED BANK
WEST VIRGINIA'S BANK

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	NOTE DATE	INITIALS
5112131-0301	Champion Industries, Inc.	5112131	03/01/07	LJP

NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$10,000,000.00	Wall Street Journal Prime	8.25%	03/01/08	Commercial

		Creditor Use Only

PROMISSORY NOTE
(Commercial - Revolving Drawl)
RENEWAL NOTE

DATE AND PARTIES. The date of this Promissory Note (Note) is March 1, 2007. The parties and their addresses are:
LENDER:
UNITED BANK, INC.
555 C Street, P.O. Box 607 Ceredo, West Virginia 25507 Telephone: (304) 453-4400
BORROWER:
CHAMPION INDUSTRIES, INC.
a West Virginia Corporation
P O Box 4040
Huntington, West Virginia 25729
1.	DEFINITIONS. As used in this Note, the terms have the following meanings:
A. Pronouns. The pronouns "I," "me," and "my" refer to each Borrower signing this Note, individually arid together. "You" and· "Your" refer to the Lender.
B.	Note. Note refers to this document, and any extensions, renewals, modifications and substitutions of this Note,
C. loan. Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction such as applications, security agreements, disclosures or notes, and this Note.
D.	Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan,
E. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.
F. Percent. Rates and rate change limitations are expressed as annualized percentages.
2.	RENEWAL. This Note is a renewal of the following described note:

Note Date	Note Number	Note Amount
August 1, 2003	# 5112131-0301	$10,000,000.00

I have requested that the note listed in the table above be renewed. The remaining balance of the note listed in the table above is $0.00.
3. PROMISE TO PAY. For value received, I promise to pay you or your order, at your address, or at such other location as you may designate, amounts advanced from time to time under the terms of this Note up to the maximum outstanding principal balance of $10,000,000.00 (Principal), plus interest from the date of disbursement, on the unpaid outstanding Principal balance until this Note is paid in full and you have no further obligations to make advances to me under the Loan,
I may borrow up to the Principal amount more than one time.
4.	ADVANCES. Advances under this Note are made according to the following terms and conditions.
A. Requests for Advances. My requests are a warranty that I am in compliance with all the Loan Documents, When required by you for a particular method of advance, my requests for an advance must specify the requested amount and the date and be accompanied with any agreements, documents, and instruments that you require for the Loan. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to me. All advances will be made in United States dollars, I will indemnify you and hold you harmless for your reliance on any request for advances that you reasonably believe to be genuine. To the extent permitted by law, I will indemnify you and hold you harmless when the person making any request represents that I authorized this person to request an advance even when this person is unauthorized or this person's signature is not genuine,
I or anyone I authorize to act on my behalf may request advances by the following methods.
(1) I make a request in person.
(2) I make a request by phone.
(3) I make a request by mail.
(4) I make a request by fax.
B. Advance Limitations. In addition to any other Loan conditions, requests for, and access to, advances are subject to the following limitations,
(1) Obligatory Advances. You will make all Loan advances Subject to this Agreement's terms and conditions,
(2) Advance Amount. Subject to the terms and conditions contained in this Note, advances will be made in exactly the amount I request.
(3) Cut-Off Time. Requests for an advance received before 02:00 PM will be made on any day that you are open for business, on the day for which the advance is requested.
(4) Disbursement of Advances. On my fulfillment of this Note's terms and conditions, you will disburse the advance in any manner as you and I agree,
(5) Credit Limit. I understand that you will not ordinarily grant a request for an advance that would cause the unpaid principal of my Loan to be greater than the Principal limit. You may, at your option, grant such a request without obligating yourselves to do so in the future. I will pay any over advances in addition to my regularly scheduled payments, I will repay any over advance by repaying you in full within 10 days after the overdraft occurs.

(6) Records. Your records will be conclusive evidence as to the amount of advances, the Loan's unpaid principal balances and the accrued interest,
5. INTEREST. Interest will accrue on the unpaid Principal balance of this Note at the rate of 8.25 percent (Interest Rate) until March 2, 2007, after which time it may change as described in the Variable Rate subsection.
A. Post-Maturity Interest. After maturity or acceleration, interest will accrue on the unpaid Principal balance of this Note at the Interest Rate in effect from time to time, until paid in full.
B. Maximum Interest Amount. Any amount assessed or collected as interest under the terms of this Note will be limited to the maximum lawful amount of interest allowed by state or federal law, whichever is greater. Amounts collected in excess of the maximum lawful amount will be applied first to the unpaid Principal balance. Any remainder will be refunded to me. C. Statutory Authority. The amount assessed or collected on this Note is authorized by the West Virginia usury laws under W. Va. Code § § 47A-l-1, 47-6-1 et. seq., 31A-4-27 to 31A-4-30a and 31C-7-2.
D.	Accrual. Interest accrues using an Actual/360 days counting method.
E. Variable Rate. The Interest Rate may change during the term of this transaction.
(1) Index. Beginning with the first Change Date, the Interest Rate will be based on the following index: the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks known as the Wall Street Journal Prime Rate.
The Current Index is the most recent index figure available on each Change Date. You do not guaranty by selecting this Index, or the margin, that the Interest Rate on this Note will be the same rate you charge on any other loans or class of Ioans you make to me or other borrowers. If this Index is no longer available, you will substitute a similar index. You will give me notice of your choice.
(2) Change Date. Each date on which the Interest Rate may change is called a Change Date. The Interest Rate may change March 2, 2007 and daily thereafter.
(3) Calculation Of Change. On each Change Date you will calculate the Interest Rate, which will be the Current Index. The result of this calculation will be rounded to the nearest .01 percent. Subject to any limitations, this will be the Interest Rate until the next Change Date. The new Interest Rate will become effective on each Change Date. The Interest Rate and other charges on this Note will never exceed the highest rate or charge allowed by law for this Note.
(4) Effect Of Variable Rate. A change in the Interest Rate will have the following effect on the payments: The amount of scheduled payments will change.
6.	ADDITIONAL CHARGES. As additional consideration, I agree to pay, or have paid, these additional fees and charges.
A. Nonrefundable Fees and Charges. The following fees are earned when collected and will not be refunded if I prepay this Note before the scheduled maturity date.
Loan. A(n) Loan fee of $250.00 payable from the loan proceeds.
7. REMEDIAL CHARGES. In addition to interest or other finance charges, I agree that I will pay these additional fees based on my method and pattern of payment. Additional remedial charges may be described elsewhere in this Note.
A. Late Charge. If a payment is more than 10 days late, I will be charged 2.000 percent of the Amount of Payment or $15.00, whichever is greater. However, this charge will not be greater than $100.00. I will pay this late charge promptly but only once for each late payment.
8. PAYMENT. I agree to pay all accrued interest on the balance outstanding from time to time in regular payments beginning April 1, 2007, then on the same day of each month thereafter. Any payment scheduled for a date falling beyond the last day of the month, will be due on the last day. A final payment of the entire unpaid outstanding balance of Principal and interest will be due March 1, 2008.
Payments will be rounded to the nearest $.01. With the final payment I also agree to pay any additional fees or charges owing and the amount of any advances you have made to others on my behalf. Payments scheduled to be paid on the 29th, 30th or 31st day of a month that contains no such day will, instead, be made on the last day of such month.
Interest payments will be applied first to any charges I owe other than late charges, then to accrued, but unpaid interest, then to late charges. Principal payments will be applied first to the outstanding Principal balance, then to any late charges. If you and I agree to a different application of payments, we will describe our agreement on this Note. The actual amount of my final payment will depend on my payment record.
9. PREPAYMENT. I may prepay this Loan in full or in part at any time. Any partial prepayment will not excuse any later scheduled payments until I pay in full.
10.	LOAN PURPOSE. The purpose of this Loan is renewal of line of credit for working capital.
11. ADDITIONAL TERMS. This line of credit must be paid to a zero balance for 30 consecutive days during the course of a one year period.
12.	DEFAULT. I will be in default if any of the following occur:
A.	Payments. I fail to make a payment in full when due.
B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Note or any other obligations I have with you.
C. Business Termination. I merge, dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.
D.	Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Note.
E.	Other Documents. A default occurs under the terms of any other Loan Document.
F.	Other Agreements. I am in default on any other debt or agreement I have with you.
G. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.
H.	Judgment. I fail to satisfy or appeal any judgment against me.
I.	Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.
J.	Name Change. I change my name or assume an additional name without notifying you before making such a change.
K.	Property Transfer. I transfer all or a substantial part of my money or property.
L. Property Value. You determine in good faith that the value of the Property has declined or is impaired.
M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.
N. Insecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Note or that the prospect for payment or performance of the Loan is impaired for any reason.
13. WAIVERS AND CONSENT. To the extent not prohibited by law, I waive protest, presentment for payment, demand, notice of acceleration, notice of intent to accelerate and notice of dishonor.
A. Additional Waivers By Borrower. In addition. I, and any party to this Note and loan, to the extent permitted by law, consent to certain actions you may take, and generally waive defenses that may be available based on these actions or based on the status of a party to this Note.
(1) You may renew or extend payments on this Note, regardless of the number of such renewals or extensions.
(2) You may release any Borrower, endorser, guarantor, surety, accommodation maker or any other co-signer. (3) You may release, substitute or impair any Property securing this Note.
(4) You, or any institution participating in this Note, may invoke your right of set-off.
(5) You may enter into any sales, repurchases or participations of this Note to any person in any amounts and I waive notice of such sales, repurchases or participations.
(6) I agree that any of us signing this Note as a Borrower is authorized to modify the terms of this Note or any instrument securing, guarantying or relating to this Note.
B. No Waiver By Lender. Your course of dealing, or your forbearance from, or delay in, the exercise of any of your rights, remedies, privileges or right to insist upon my strict performance of any provisions contained in this Note, or any other Loan Document, shall not be construed as a waiver by you, unless any such waiver is in writing and is signed by you.
14.	REMEDIES. After I default, you may at your option do anyone or more of the following.
A.	Acceleration. You may make all or any part of the amount owing by the terms of this Note immediately due.
B.	Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.
C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.
D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of this Note, and accrue interest at the highest post-maturity interest rate.
E.	Termination. You may terminate my right to obtain advances and may refuse to make any further extensions of credit.
F. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of this Note against any right I have to receive money from you.
My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation. "Any amount due and payable under the terms of this Note" means the total amount to which you are entitled to demand payment under the terms of this Note at the time you set-off.
Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay this Note, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sale request or endorsement.
Your right of set-off does not apply to an account or other obligation where my rights arise only in a representative capacity. It also does not apply to any Individual Retirement Account or other tax-deferred retirement account.
You will not be liable for the dishonor of any check when the dishonor occurs because you set-off against any of my accounts. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off.
G. Waiver. Except as otherwise required by law, by choosing anyone or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.
15. COLLECTION EXPENSES AND ATTORNEYS' FEES. On or after Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Note or any other Loan Document. Expenses include, but are not limited to, attorneys' fees, court costs and other legal expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Note. All fees and expenses will be secured by the Property I have granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys' fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me.
16. COMMISSIONS. I understand and agree that you (or your affiliate) I will earn commissions or fees on any insurance products, and may earn such fees on other services that I buy through you or your affiliate.
17. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Note is in effect:
A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carryon my business or activity as it is now being conducted and, as applicable, am qualified to do so in each jurisdiction in which I operate.
B. Authority. The execution, delivery and performance of this Note and the obligation evidenced by this Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my Property is Subject.
C. Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.
1B. APPLICABLE LAW. This Note is governed by the laws of West Virginia, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law. In the event of a dispute, the exclusive forum, venue and place of jurisdiction will be in West Virginia, unless otherwise required by law.
19. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. My obligation to pay the loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the loan. Extending the loan or new obligations under the loan, will not affect my duty under the loan and I will still be obligated to pay the loan. This Note shall inure to the benefit of and be enforceable by you and your successors and assigns and shall be binding upon and enforceable against me and my personal representatives, successors, heirs and assigns,
20. AMENDMENT, INTEGRATION AND SEVERABILITY. This Note may not be amended or modified by oral agreement. No amendment or modification of this Note is effective unless made in writing and executed by you and me. This Note and the other Loan Documents are the complete and final expression of the agreement. If any provision of this Note is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.
21. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Note.
22. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party's address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any financial statement or information you request. All financial statements and information I give you will be correct and complete. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.
23. CREDIT INFORMATION. I agree to supply you with whatever information you reasonably feel you need to decide whether to continue this Loan. You will make requests for this information without undue frequency, and will give me reasonable time in which to supply the information.
24. ERRORS AND OMISSIONS. I agree. if requested by you, to fully cooperate in the correction, if necessary, in the reasonable discretion of you of any and all loan closing documents so that all documents accurately describe the loan between you and me. I agree to assume all costs including by way of illustration and not limitation, actual expenses, legal fees and marketing losses for failing to reasonably comply with your requests within thirty (30) days.
25. SIGNATURES. By signing under seal, I agree to the terms contained in this Note, I also acknowledge receipt of a copy of this Note.

BORROWER:

Champion Industries, Inc.

By: /s/Todd R. Fry (Seal)

Todd R. Fry, Chief Financial Officer

  LENDER:
United Bank, Inc.

By: /s/ Linda J. Pleasants (Seal)

Linda J. Pleasants, Vice President